Exhibit 99.1


Cox Communications Completes Acquisition of Media General Systems in Northern Virginia

10/1/99

ATLANTA -- Cox Communications, Inc. today announced it has completed its acquisition of the cable systems owned by Media General Inc., which serve more than 260,000 customers in Fairfax County and Fredericksburg, Va. Under terms of the agreement announced in April, Cox has acquired the Media General systems in a cash transaction valued at $1.4 billion.

In making the announcement, Jim Robbins, President and CEO of Cox Communications said, "We look forward to providing high quality video programming and other advanced broadband services for customers in Northern Virginia. Entering this market allows us to enhance our already strong presence in the state of Virginia, where we have earned a solid reputation for providing the best broadband technology with a deep commitment to customer and community service."

Cox currently serves more than 450,000 customers in Virginia in the Hampton Roads and Roanoke areas. The Media General cable systems serve the entire Fairfax County area, as well as portions of the City of Fredericksburg and portions of the counties of Stafford and Spotsylvania.

Following the close of pending acquisitions, Cox will serve approximately 6 million customers nationwide, making it the nation's fifth largest cable company. A full-service provider of telecommunications products, Cox offers an array of services, including cable television under the Cox Cable brand; advanced digital video programming services under the Cox Digital Cable brand; local and long distance telephone services under the Cox Digital Telephone brand; high-speed Internet access via Cox@Home; and commercial voice and data services via Cox Business Services. Cox is an investor in telecommunications companies including Sprint PCS and Excite@Home, as well as programming networks including Discovery Channel, The Learning Channel, Outdoor Life and Speedvision. More information about Cox Communications can be accessed on the Internet at www.cox.com.

CONTACT:    Cox Communications, Atlanta
            Amy Cohn,    404/843-5769
                         888/395-1854 pager